Exhibit 10.43

Luo Yin (2010) Nian [Zhengzhou Fen] Hang Bao Zi No. 100202D210001000B

FORM OF GUARANTEE AGREEMENT

(For Corporation)

BANK OF LUOYANG

Guarantor:

Creditor: Zhengzhou Branch of the Bank of Luoyang

In order to ensure the proper performance of the obligation of Henan Shuncheng Group Coal Coke Co., Ltd (hereafter referred to as “Debtor”) under the principal Agreement (Luoyin 2010 Zhengzhou Fenhang Jie zi No. 2100010) entered into with the creditor and to ensure the realization of the creditor’s right of the creditors, the guarantor intends to provide the security of the debt under the principal Agreement entered into by the both parties. The guarantor and the creditor, upon consensus through the consultation on the basis of equality in accordance with Contract Law of People’s Republic of China, Security Law of People’s Republic of China and other relevant laws and regulations, enter into this Agreement.

Article 1 Type and Amount of the Principal Creditor’s Right to be Secured

1.1	(X)The principal creditor’s right to be secured hereunder refers to the loan released by the creditor in accordance with the principal Agreement, under which the principal is RMB 20,000,000.00.

1.2
(  )The principal creditor’s right to be secured hereunder refers to the difference between the amount of the bank acceptance issued by the bank and the deposit in the bank acceptance, under which the principal is RMB   /         (please refer to the principal agreement for more details).

Article 2 Guarantee Method

2.1	The guarantor shall bear the joint and several security liabilities.

Article 3 Guarantee Scope

3.1
The scope to be secured hereunder shall include the principal and interest (including compound interest and default interest), liquidated damages, damage awards and expenses incurred due to the realization of creditor’s right by the creditor (including but not limited to expenses or fees of litigation, arbitration, property preservation, assessment, auction, execution and business travel).

Article 4 Duration of the Guarantee

4.1	Two years commencing from the date the principal coming into effect to expiration date of the implementation of the debt.
4.2	Where the guarantor agrees the extension of the credit the duration of the guarantee shall be two years until the expiration date of the implementation of the debt provided in the extension agreement.

4.3
In the event that the creditor calls in the loan in advance in accordance with the principal Agreement the duration of the guarantee shall be two years from the second day of the notice issued by the creditor to the debtor for repayment.

4.4	Where the loan shall be repaid by installments according to the principal Agreement, the duration of the guarantee shall be two years from the due date of the whole loan.

Article 5 Rights and Responsibilities of the Guarantor

5.1
The guarantor shall provide the relevant financial and accounting materials and production and operation situation materials and shall be liable of the authenticity, integrity and effectiveness of such materials, according to the requirements of the creditor.

5.2	The guarantor shall actively cooperate with the creditor to supervise the usage situation of the bill of exchange of the applicant.
5.3
During the period of the guarantee, in the event that the name of the guarantor, residential address, legal representative (responsible person), shareholder, business scope, registered capital change, and cease of production, business suspension, logout registration, withdrawal of the business license, illegal activities conducted by the legal representative or main responsible person, involvement of the major law suits, great difficulties in the production or business operation or aggravating financial situation occurs to the guarantor, it shall promptly notice the creditor in writing.

5.4
During the period of the guarantee, in the event that contract with, lease, re-organization according to modern corporate system, co-operation, merge and acquisition, dissolution, joint venture, filling for suspension business for rectification and bankruptcy and shareholding transfer occurs to the guarantor it shall notice the creditor 60 days in advance in writing and obtain the written consent of the creditor.

5.5
During the period of the guarantee, the guarantor shall not provide the security which exceed the security ability of the guarantor to any other party without the written consent of the creditor, or provide the mortgage or lien on its major assets for itself, which could influence the security ability under this Agreement.

5.6
In the event that the creditor declares the expiration of the debt in advance or termination of the Agreement, the guarantor shall bear the security liabilities according to the requirements of the creditor.

5.7
The counter guarantee Agreement entered into by and between guarantor and the debtor with respect to the security hereunder shall not harm the rights of the creditor under the principal Agreement and this guarantee Agreement.

Article 6 Rights and Responsibilities of the Creditor

6.1	The creditor shall have the right to require the relevant documentation that could certify its legality and reflect its financial and credit situation.
6.2	As for all of the payable funds under the guarantee, the guarantor agrees that the creditor withdraw the corresponding amount of funds from the bank account in Bank of Luoyang of the guarantor.

6.3
The guarantor verifies that in the case that the debtor fails to repay the debt, whether other securities concerning to the credit under the principal Agreement exist (including but not limited to the guarantee, mortgage and lien), the creditor shall have the right to require the guarantor directly to bear the guarantee liabilities within the extent of the guarantee.

6.4
The creditor, in accordance with the provisions of the principal Agreement, have the right to require the guarantor to bear the guarantee liabilities from the second day on which the creditor declare the expiration of the debt in advance or termination of the principal Agreement.

6.5
During the term of this Agreement, in the event that the creditor’s right is transferred to a third party in accordance with the laws, the creditor shall notice the guarantor in time and require the guarantor to issue the written consent certificate.

Article 7 Effectiveness, Modification, Cancellation and Termination of the Agreement

7.1
This guarantee Agreement will become effective upon the signature of the legal representative (responsible person) or authorized representative of the guarantor or affixing of the official seal and the signature of the person in charge or authorized representative and affixing of the official seal of the creditor

7.2
The guarantor acknowledges that should the creditor and the debtor agree to modify the provisions of this Agreement, such modifications shall be considered to have obtained the consent of the guarantor and the guarantee responsibilities of the guarantor shall not be affected due to such modifications.

7.3
During the duration of this guarantee in the event that the interest under the principal Agreement is changed due to the adjustment of the specified interest of the government such adjustment shall be considered to have obtained the consent of the guarantor and the guarantee responsibilities of the guarantor shall not be affected due to such adjustments.

7.4
The guarantee responsibilities of the guarantor shall not be affected due to the invalidity of the principal Agreement, which means that the effectiveness of this guarantee contact is independent from that of the principal Agreement. If the principal Agreement is verified to be invalid the guarantor shall bear the joint responsibilities of the debt incurred by repayment of the properties or compensation for loss.

Article 8 Default Liability

8.1
The guarantor warrants that it must obtain the written consent of the creditor before conducting the following activities, or the creditor has the right to require the guarantor to bear the security liabilities:

Decrease of the registered capital
Merger, separation and bankruptcy
Change of the registered address and the disposal of the major properties

8.2
In the event that the debtor is required to repay the principal and interest earlier (including compound interest and default interest) due to the failure to repay the debtor in time or default events, the creditor may have the right to withdraw funds from the bank account in the Bank of Luoyang opened by the guarantor in order to pay the due debt and damage thereof. The creditor has the right to require the payment from the guarantor in accordance with the creditor till the debt is paid off.

8.3
The warranties and representations hereunder shall be considered to be continuous and the guarantee responsibilities shall not be delayed or released due to any preferential policies that the creditor grant to the debtor nor be considered as made repeatedly due to the amendments, supplementary, changes of this Agreement.

8.4
Upon the effectiveness of this Agreement in the event that any party, which fails to perform or partially fails to perform the obligations hereunder, shall pay the damage equivalent to the amount of 10% of the total amount under the guarantee scope and compensate all the loss incurred to the other party.

8.5	If this Agreement becomes invalid due the misconducts of the guarantor, the guarantor shall compensate all the loss within the extent of the guarantee hereunder.

Article 9 Other Clauses:

Article 10 Resolution of Disputes

10.1 Any disputes arising out of, or in connection with the execution of this Agreement shall be settled through the consultations between two parties; where the agreements fail to be reached through such consultation, such disputes shall be brought to the court of the legal address of the creditor.

10.2 During the period of the litigation or arbitration, the provisions not related to the resolution of disputes shall continue to be implemented.

Article 11 Miscellaneous

11.1 The guarantor understands clearly the business scope of the creditor and authorization.

11.2 Upon the requirements of the guarantor the creditor has already made the relevant interpretation with respect to the provisions herein. The guarantor fully knows and understands clearly the meaning of the provisions herein and corresponding results.

11.3 This Agreement has two originals, which are identical to each other with each of the parties holding one copy. Each copy has the same legal effect.

The guarantor (seal)	The creditor (seal)

Legal Representative (Main Responsible Officer) or Authorized Agent:	Legal Representative (Main Responsible Officer) Authorized Agent:

Date: 28 January 2010	Date: 28 January 2010